As filed with the Securities and Exchange Commission on September 5, 2017

Registration No. 333-204586

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nord Anglia Education, Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Level 12, St. George’s Building
2 Ice House Street
Central, Hong Kong
+852-3951-1100
(Address and telephone number of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017

+1 (212) 750-6474

 (Name, address and telephone number of agent for service in the United States)

With copy to:

Bradley C. Faris

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
+1 (312) 876-6514

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1993.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Form F-3 Registration Statement (File No. 333-204586) (the “Registration Statement”) of Nord Anglia Education, Inc. (the “Company”). The Company filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) on May 29, 2015, registering ordinary shares with an aggregate initial offering price not to exceed $500,000,000 to be offered from time-to-time by the Company, and 70,575,810 ordinary shares to be offered from time-to-time by the selling shareholders described in the Registration Statement. The SEC declared the Registration Statement effective on June 5, 2015.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unsold securities previously registered under the Registration Statement.

On September 1, 2017, pursuant to the agreement and plan of merger dated as of April 25, 2017 among the Company, Bach Finance Limited (“Parent”) and Bach Acquisitions Limited (“Merger Sub”), a subsidiary of Parent, Merger Sub merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, all outstanding ordinary shares of the Company were cancelled.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Accordingly, the Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on September 5, 2017.

NORD ANGLIA EDUCATION, INC.

By:	/s/ Andrew Fitzmaurice
Name:	Andrew Fitzmaurice
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of September 5, 2017.

	Signature	Title

	/s/ Andrew Fitzmaurice	Chief Executive Officer and Director (Principal Executive Officer)
Andrew Fitzmaurice

	/s/ Graeme Halder	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
Graeme Halder

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon	Authorized U.S. Representative
Name: Giselle Manon
Title: Service of Process Officer

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